Exhibit No. 99.1


For More Information:                                            Press Release
Barbara Finnegan, Vice President
Meridian Point Properties, Inc                                  August 14,1995
50 California Street, Suite 1600
San Francisco, CA 94111
(415) 956-3031



                     Meridian Point Realty Trust VIII Co.
                       Announces Second Quarter Results

      San Francisco, Aug. 14 -- Meridian Point Realty Trust VIII Co. (AMEX:
MPH and MPHpr), an equity real estate investment trust ("REIT"), today reported operating results for the quarter and six months ended June 30, 1995.
      Funds from operations for the second quarter of 1995 totaled $943,375, compared with $1,350,444 for the same 1994 period. For the six-month periods ended June 30, 1995 and 1994, funds from operations totaled $2,015,632 and $2,308,347, respectively. The decrease of $292,715 was primarily due to (i) increased property operating costs, caused by bad debt expenses, and (ii) decreased rental revenues, primarily the result of adjustments to expense recapture accruals.
      The average portfolio occupancy rate at June 30, 1995 was 98%, unchanged from a year earlier. Leases covering approximately 13% of the REIT's leased space are scheduled to expire during the next twelve months.
      As previously reported, on July 24, 1995, the REIT sold Tropicana Marketplace, a 142,728-square foot retail center located in Las Vegas, Nev., for $10,218,000. Net proceeds totaled $9,644,065 after adjustments for closing costs, interest earned, prorations, and an escrow holdback. In accordance with the terms of the long-term debt facility, net cash proceeds and additional funds provided by the REIT were used to (i) make a $9,809,535 principal payment on the facility, (ii) pay prepayment penalties totaling $129,433, and (iii) pay interest totaling $27,650.
      Meridian Point Realty Trust VIII Co. owns 24 light industrial properties totaling approximately 2.7 million square feet of leasable space. The properties are located in Arizona, Illinois, Michigan, Mississippi, California, Tennessee, and Texas.

          Meridian Point Realty Trust VIII Co. (AMEX: MPH and MPHpr)
                             Financial Highlights
                    (in thousands, except per share data)

                                              Quarter Ended   Six Months Ended
              Operating Results                 June 30,          June 30,
   (unaudited)                               1995     1994     1995     1994
   ------------------------------------------------------------------------------
   Total Revenues                            $2,943   $3,148   $5,988   $6,071
   Net Income (Loss) Before Gain on Sale of     205      549     (674)     704
   Property
   Gain on Sale of Property(1)                  157       --      157       --
   Net Income (Loss)(2)                         362      549     (517      704
   Preferred Distributions Declared            (738)      --     (738)      --
   Net Income (Loss) Available to Common       (376      549   (1,255)     704
   Shareholders
   Funds From Operations(3)                     943    1,350    2,016    2,308
   Per Share:
      Net Income (Loss) per Common Share     (0.234)   0.341   (0.779)   0.437
      Funds From Operations (Common and       0.137    0.196    0.293    0.335
      Preferred)
   Preferred Distributions Paid Per Share     0.140       --    0.140       --
   Common Distributions Paid Per Share        0.140       --    0.140       --
   Shares Outstanding
      Common                                  1,610    1,610    1,610    1,610
      Preferred                               5,274    5,274    5,274    5,274
   Occupancy                                                      98%      98%
   ------------------------------------------------------------------------------

(1) In connection with the May 25, 1995 sale of the Kroger property in Jackson, Miss., the REIT recognized a Gain on Sale of Property of $157,258. The property previously had been written down to its net realizable value.
(2) Included in Net Income for the quarters ended June 30, 1995 and 1994 are non-cash charges of depreciation and amortization of $738,996 and $801,549, respectively. Net Income (Loss) for the six months ended June 30, 1995 and 1994 includes non-cash charges for depreciation and amortization of $1,507,328 and $1,604,651, respectively.
(3) Funds From Operations for these purposes is defined as: net income (loss) before extraordinary items, adjusted for certain non-cash items such as depreciation and amortization, decreases in net realizable value, and gains from the sale of property.